Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Record Quarterly Sales, Net Income, Earnings Per Diluted Share and Cash Flow from Operations

•	Company raises earnings guidance for fiscal year 2008

CLEVELAND, April 22, 2008 — Parker Hannifin (NYSE: PH), the world leader in motion and control technologies, today reported record third quarter sales, net income, earnings per diluted share and cash flow from operations.

For the third quarter of fiscal year 2008, which ended on March 31, 2008, sales were $3.2 billion, an increase of 14.4 percent from $2.8 billion in the same quarter a year ago. Net income increased 22.0 percent to $255.4 million from $209.3 million in the same quarter a year ago. Earnings per diluted share increased 25.2 percent to $1.49 as compared to $1.19 in the same quarter a year ago. Cash flow from operations was $863.8 million, or 9.8 percent of sales.

“We are clearly headed to another record year for Parker, which will be the fifth record year in a row. The company continues to perform very well, showing strength during an economic cycle that has resulted in a challenging economic environment, particularly in North America. This is clearly the result of the dedication of our nearly 60,000 empowered employees who continue to stay focused on the Win Strategy, which is the clear roadmap that defines the goals, sets the strategies for achieving them, and identifies how progress will be measured,” said Chairman, CEO and President Don Washkewicz. “First among those goals is one which serves Parker well independent of the economic cycle - to continually provide premier customer service. At Parker this means not just providing quality products on-time, but partnering with our customers all over the world to help them become more productive and profitable.”

“Our consistent profitable growth also clearly demonstrates the power behind Parker’s globally balanced assets and capabilities to serve customers in key regions of the world,” Washkewicz continued. “This allows for more consistent financial performance, and coupled with our strong global distribution network, also allows Parker to serve its customers, and their customers, anywhere in the world. This is a distinctive business model that we believe separates Parker from others in our industry.”

“Of the 14.4 percent sales growth this quarter, 4.3 percent was organic, 4.0 percent was the result of strategic acquisitions, and the remainder was from the movement of foreign currency exchange rates. Parker is benefiting today from the many strategic actions taken earlier in this decade. We have demonstrated our ability to profitably grow both organically and through strategic acquisitions of quality companies, and will continue to do so as further opportunities arise,” continued Washkewicz.

“Particularly strong results were again delivered this quarter by the Industrial International segment, with robust organic growth and an increase in operating income by over 50 percent as compared to the same period a year ago,” added Washkewicz.

“Adding high growth, advanced technologies and systems to our portfolio through acquisitions is an important part of the Win Strategy,” said Washkewicz. “Strong cash flow is leveraged to selectively add to the portfolio. We made two recent strategic acquisitions, which added approximately $270 million in sales. These acquisitions included Vansco Electronics, a global leader in the design and manufacture of electronic controls, displays and terminals, communication and operator interfaces, and sensors. Vansco adds to our total systems capabilities to serve the mobile equipment market with applications for agricultural, construction, material handling, bus, RV, and specialty truck equipment. The other recent acquisition was HTR Holdings Corp., which provides Parker greater access to the life sciences market. It adds to our capability to provide precision elastomeric components for medical devices such as intravenous equipment, drug infusion pumps, masks, septums, respirator hoses, catheters and diaphragms sold directly to original equipment manufacturers.”

Segment Results

In spite of a soft overall economy in the Industrial North America segment, third-quarter sales increased 3.7 percent to $1.1 billion, and operating income increased 0.8 percent to $148.0 million, as compared to the same period a year ago.

In the Industrial International segment, third-quarter sales increased 32.2 percent to $1.3 billion, and operating income increased 54.7 percent to $217.2 million, as compared to the same period a year ago.

In the Aerospace segment, third-quarter sales increased 7.7 percent to $470.1 million, and operating income increased 3.2 percent to $68.3 million, as compared to the same period a year ago. During the quarter, this segment was awarded a $2 billion long-term contract to supply the fuel package and hydraulic system for the new Airbus A350 XWB aircraft.

In the Climate & Industrial Controls segment, third-quarter sales increased 0.5 percent to $279.6 million, and operating income decreased 4.9 percent to $18.3 million, as compared to the same period a year ago. This segment continues to be impacted by the ongoing weakness in the automotive, residential construction, and heavy duty truck markets.

Orders

In addition to financial results, for the quarter ending March 31, 2008, Parker also reported an increase of 9 percent in total orders before the effect of foreign currency and acquisitions, as compared to the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders increased 2 percent in the Industrial North America segment versus the same quarter a year ago.

•	Orders increased 11 percent in the Industrial International segment versus the same quarter a year ago.

•	Orders increased 28 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders decreased 1 percent in the Climate and Industrial Controls segment versus the same quarter a year ago.

Outlook

For fiscal year 2008, the company increased its guidance for earnings to the range of $5.40 to $5.60 per diluted share. Previous guidance for earnings was $5.15 to $5.40 per diluted share.

“Since fiscal 2008 continues to be strong overall, we have again raised our earnings guidance,” said Washkewicz. “Orders are growing in Europe, Asia, Latin America and North America. Many of our key markets, including Aerospace, continue to grow. For other markets, especially those in North America which have been in recession, we are positioned to benefit when they return to more normal growth levels.”

“We will continue to invest to take advantage of the many growth opportunities we see,” continued Washkewicz. “To further this investment, we are pleased to have had our syndicated credit facility, comprised of 18 creditors around the world, increased by nearly 50 percent over previous levels to $1.5 billion. Given today’s tight credit markets, we believe it signals our creditors’ trust in Parker’s ability to deliver on the profitable growth and financial performance measures of the Win Strategy.”

“We were also pleased to receive an important third-party recognition this quarter. Parker was honored with IR Magazine’s “Most Progress in Investor Relations” award at its annual recognition dinner for publicly held companies in New York City. The awards dinner recognizes outstanding communications between companies and their shareholders based on independent research conducted among more than 2,600 buy-side analysts, sell-side analysts, and portfolio managers in the U.S.”

Concluded Washkewicz, “Our financial results, along with our proven business model and the Win Strategy, give us confidence about the continuing growth potential we see in our future.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal third-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $10 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 52 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

# # #

PARKER HANNIFIN CORPORATION - MARCH 31, 2008

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2008	2007	2008	2007
Net sales	$3,182,537	$2,780,969	$8,798,853	$7,843,694
Cost of sales	2,447,216	2,163,828	6,763,650	6,049,193

Gross profit	735,321	617,141	2,035,203	1,794,501
Selling, general and administrative expenses	347,022	308,562	990,944	893,427
Interest expense	25,540	22,403	73,977	61,879
Other expense (income), net	4,965	(8,750)	(1,424)	(22,153)

Income before income taxes	357,794	294,926	971,706	861,348
Income taxes	102,353	85,617	274,805	248,488

Net income	$255,441	$209,309	$696,901	$612,860

Earnings per share:
Basic earnings per share	$1.52	$1.21	$4.14	$3.50

Diluted earnings per share	$1.49	$1.19	$4.05	$3.45

Average shares outstanding during period - Basic	167,750,603	173,176,299	168,532,262	175,031,276
Average shares outstanding during period - Diluted	170,892,454	176,210,661	171,878,223	177,829,325

Cash dividends per common share	$.21	$.173	$.63	$.52

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Industrial:
North America	$1,086,986	$1,048,474	$3,084,233	$3,008,902
International	1,345,849	1,017,953	3,624,486	2,817,668
Aerospace	470,109	436,476	1,328,097	1,240,873
Climate & Industrial Controls	279,593	278,066	762,037	776,251

Total	$3,182,537	$2,780,969	$8,798,853	$7,843,694

Segment operating income
Industrial:
North America	$148,019	$146,794	$444,881	$433,822
International	217,243	140,456	575,903	389,756
Aerospace	68,323	66,219	177,676	202,622
Climate & Industrial Controls	18,282	19,232	39,209	57,019

Total segment operating income	$451,867	$372,701	$1,237,669	$1,083,219
Corporate general and administrative expenses	48,157	40,538	133,505	121,168

Income from operations before interest expense and other	403,710	332,163	1,104,164	962,051
Interest expense	25,540	22,403	73,977	61,879
Other expense	20,376	14,834	58,481	38,824

Income before income taxes	$357,794	$294,926	$971,706	$861,348

PARKER HANNIFIN CORPORATION - MARCH 31, 2008

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands) March 31,	2008	2007
Assets
Current assets:
Cash and cash equivalents	$182,134	$183,727
Accounts receivable, net	1,985,894	1,717,153
Inventories	1,488,799	1,270,971
Prepaid expenses	70,334	64,200
Deferred income taxes	145,013	132,261

Total current assets	3,872,174	3,368,312
Plant and equipment, net	1,861,893	1,709,239
Goodwill	2,652,727	2,169,631
Intangible assets, net	724,607	491,383
Other assets	497,776	969,972

Total assets	$9,609,177	$8,708,537

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$621,168	$293,456
Accounts payable	879,169	734,801
Accrued liabilities	820,720	720,770
Accrued domestic and foreign taxes	166,229	147,734

Total current liabilities	2,487,286	1,896,761
Long-term debt	1,189,736	1,115,987
Pensions and other postretirement benefits	362,865	833,123
Deferred income taxes	140,077	122,942
Other liabilities	310,220	219,282
Shareholders’ equity	5,118,993	4,520,442

Total liabilities and shareholders’ equity	$9,609,177	$8,708,537

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended March 31,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	$696,901	$612,860
Depreciation and amortization	231,680	222,019
Stock-based compensation	37,934	28,517
Net change in receivables, inventories, and trade payables	(163,824)	(179,683)
Net change in other assets and liabilities	87,582	(71,970)
Other, net	(26,501)	(74,864)

Net cash provided by operating activities	863,772	536,879

Cash flows from investing activities:
Acquisitions (net of cash of $13,668 in 2008 and $1,088 in 2007)	(467,686)	(188,340)
Capital expenditures	(188,172)	(174,946)
Proceeds from sale of plant and equipment	16,120	35,389
Other, net	(3,554)	(2,839)

Net cash (used in) investing activities	(643,292)	(330,736)

Cash flows from financing activities:
Net (payments for) common share activity	(521,262)	(361,651)
Net proceeds from debt	414,363	254,196
Dividends	(107,077)	(91,187)

Net cash (used in) financing activities	(213,976)	(198,642)

Effect of exchange rate changes on cash	2,924	4,673

Net increase in cash and cash equivalents	9,428	12,174
Cash and cash equivalents at beginning of period	172,706	171,553

Cash and cash equivalents at end of period	$182,134	$183,727